Exhibit 99.1

Midas Reports Third Quarter Earnings of $0.10 Per Diluted Share; 18 Percent Increase in Traffic at U.S. Midas Shops Offset by Decline in Average Ticket; 11 Additional Midas Shops Co-Branded During the Quarter

ITASCA, Ill.--(BUSINESS WIRE)--October 29, 2009--Midas, Inc. (NYSE: MDS) reported net earnings of $1.4 million—or $0.10 per diluted share—for the third quarter ended Oct. 3, 2009. The 2009 results compare to net earnings of $1.7 million—or $0.12 per diluted share—in 2008.

Operating income was $4.6 million during the quarter, compared to $5.3 million in the prior year. This $0.7 million decline was the result of fewer franchised shops in operation, start-up losses at co-branded company-operated shops and a 1.4 percent decline in comparable shop sales at Midas shops in North America. The comparable shop sales decline had a $0.2 million negative impact on operating income.

Operating income benefitted from lower selling, general and administrative (SG&A) expenses and a reduction in business transformation charges. Earnings in the SpeeDee, R.O. Writer and wholesale businesses were all consistent with the prior year.

Retail Sales

Midas continued to build customer traffic at its U.S. shops by promoting value-priced oil changes. Customer car count increased by 18 percent during the third quarter. However, a double-digit decline in the average repair order resulted in a comparable shop sales decline of 1.2 percent in U.S. Midas shops. Comparable shop sales in Canada declined by three percent.

Retail sales trends at U.S. shops improved throughout the quarter and comparable shop sales were virtually flat in September.

“Our marketing strategy throughout 2009 has been to grow our customer base by promoting oil changes to encourage new customers to try Midas,” said Alan D. Feldman, Midas’ chairman and chief executive officer. “Our local market offers supported by network radio and targeted print advertising are working well to attract new and returning customers to visit Midas.”

Feldman said that oil change revenues increased by 30 percent and tires were up by seven percent during the third quarter, but that brake sales declined by five percent in U.S. shops. Overall comparable retail sales were up 2.9 percent in the Northeast region and 1.2 percent in the Southeast region. These comparable shop sales gains were offset by declines of 5.3 percent in the North Central region, 2.8 percent in the South Central region and 2.6 percent in the West region.

“While we have done a good job growing daily car count at all shops this year, our shops have not been consistent in using these oil change opportunities to sell brakes, tires and other needed services,” Feldman said.

Comparable shop retail sales at SpeeDee shops were down about one percent for the quarter while sales at co-branded SpeeDee-Midas shops were up 11.2 percent.

Results of Third Quarter, First Nine Months

Total sales and revenues for the third quarter were $46.4 million, compared to $47.1 million in 2008. Sales were $137.1 million for the first nine months, down from $140.7 million last year.

Total franchising revenues for the third quarter, including the Midas and SpeeDee businesses, were $14.0 million, compared to $14.7 million in 2008. Approximately $0.2 million of this decrease was due to the decline in retail sales at U.S. and Canadian Midas shops, while the remainder was due to the reduction in franchised shop count. Total franchising revenues for the first nine months were $41.0 million compared to $43.7 million for the same period a year ago.

Real estate revenues were $8.2 million in the third quarter and $24.6 million for the first nine months, compared to $8.8 million in the quarter and $26.2 million in the first nine months of 2008. The decline in revenues was the result of fewer franchised Midas shops in operation. There were 541 rent-producing Midas shops at the end of the third quarter this year, down from 577 in 2008.

Retail sales at company-operated shops were $17.0 million in the third quarter and $49.4 million in the first nine months, up from $15.2 million and $46.3 million, respectively, for the same periods in 2008. Comparable sales at company-operated Midas shops increased by 3.9 percent during the third quarter. There were 97 company-operated Midas shops at the end of the third quarter this year, compared to 93 in 2008.

There were also four company-operated SpeeDee shops in the third quarter this year, up from two last year.

Replacement part sales and product royalties were $5.9 million in the third quarter and $18.0 million for the first nine months, compared to $7.1 million and $20.7 million, respectively, in 2008. The decline is primarily the result of lower sales of Bridgestone/Firestone tires to Midas shops in the U.S.

Revenues from the R.O. Writer software business were $1.3 million in the third quarter and $4.1 million for the first nine months, compared to $1.3 million and $3.8 million for the same periods a year ago.

SG&A expenses were $12.5 million for the quarter and $39.6 million for the first nine months, down from $12.9 million and $40.3 million, respectively, in 2008.

Interest expense was $2.0 million for the quarter and $6.1 million for the first nine months, compared to $2.2 million for the quarter and $6.7 million for the first nine months in 2008.

The company recorded income tax expense of $1.3 million for the quarter and $3.7 million for the first nine months. Midas does not pay a significant amount of income taxes because of net operating loss carry forwards of approximately $69 million from previous years.

Cash Flow

Selected Cash Flow Information ($ in millions)	YTD Q3	YTD Q3
	2009	2008

Cash provided by operating activities before cash
outlays for business transformation costs and net changes in assets and liabilities	$ 16.3	$ 21.9
Cash outlays for business transformation costs	(0.2)	(1.4)
Net changes in assets and liabilities	(3.5)	0.6
Net cash provided by operating activities	$ 12.6	$ 21.1

Capital investments	$ (3.4)	$ (4.8)
Cash paid for acquired businesses	$ (0.1)	$ (21.8)
Net borrowings (repayments) of long-term debt and leases	$ (7.3)	$ 9.3

Net cash provided by operating activities was $12.6 million in the first nine months of 2009, compared to $21.1 million last year.

Net changes in assets and liabilities used $3.5 million of cash in the first nine months of 2009 compared to providing $0.6 million in 2008. The $3.5 million use of cash in 2009 resulted from a corresponding decrease in accrued expenses due to the change in the company’s advertising media. The move from national television to radio and print has caused a one-time acceleration in the company’s media payment schedule.

The company spent $3.4 million in capital expenditures in the first nine months of 2009, primarily for equipment at company-owned Midas shops being renovated for SpeeDee co-branding, and for information technology systems updates.

SpeeDee Update

The company has continued to test the co-branding of the SpeeDee Oil Change business, which Midas acquired in the second quarter of 2008. SpeeDee has 113 free-standing shops in 13 states in the U.S. and 57 shops in Mexico.

In an initial co-branding test that began in July 2008, the company added Midas repairs and services to three franchised SpeeDee shops in Central California. A fourth franchised co-branded SpeeDee-Midas shop opened in California in the third quarter of 2008.

Comparable shop retail sales at these co-branded sites in California increased by 11.2 percent in the third quarter, on top of an 8.3 percent increase in the third quarter of 2008. These increases are the result of increases in both car counts and average tickets.

The company is also testing the addition of SpeeDee at Midas shops. In the second quarter of 2009, Midas completed the addition of SpeeDee services at four company-owned Midas shops in the Chicago area. Comparable shop sales at these Chicago co-branded shops increased by a combined 4.7 percent in the third quarter. This increase compares to a 6.9 percent decline at non-co-branded shops in Chicago. After initial start-up losses, these Chicago co-branded shops operated at break-even during the third quarter.

In late August 2009, the company completed the addition of SpeeDee services at 11 company-owned Midas shops in the San Diego market. Traffic at these 11 Midas-SpeeDee shops was up 112 percent and comparable sales increased by 6.5 percent after the grand opening. These shops had previously experienced negative comparable shop sales during every quarter since they were acquired by the company in 2007. Start-up costs, including repairs, maintenance and re-imaging of the facilities, grand opening advertising and discounting caused an increased operating loss at these shops.

The company expects to have 25 co-branded locations in place by the end of the year.

Outlook

“We are encouraged by the double-digit growth in car count and improving comparable sales trends at U.S. Midas shops, as well as the solid sales increases at the co-branded Midas-SpeeDee shops,” Feldman said.

“We are working with our franchisees to institute numerous “back to basics” operational initiatives with a focus on improving in-shop execution of service delivery and customer follow-up procedures. These changes will help turn customers coming to Midas for oil changes into customers for all their service needs, including brakes and tires,” Feldman said.

“Our initial testing of these procedures in the Northeast region has already produced solid sales increases,” he said. “Additionally, in the fourth quarter, we will overlap the sharp decline in average ticket we have been reporting all year.”

Feldman said the company is also continuing efforts to reduce corporate expenses.

“On Oct. 23, the company announced the elimination of 16 corporate jobs in North America,” Feldman said. “These reductions of nearly 10 percent of our headquarters staff should result in annual savings of approximately $1.0 million.”

Midas is one of the world’s largest providers of automotive service, offering brake, exhaust, maintenance, tires, steering and suspension services at more than 2,400 franchised, licensed and company-owned Midas shops in 15 countries, including nearly 1,650 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, with 170 auto service centers in the United States and Mexico.

FORWARD LOOKING STATEMENTS AND RISK FACTORS

This news release contains certain forward-looking statements that are based on management’s beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company’s filings with the Securities and Exchange Commission, including the company’s 2008 annual report on Form 10-K and subsequent filings.

10/29/09

MIDAS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except for earnings per share)

	For the quarter		For the nine months
	ended fiscal September		ended fiscal September
	2009	2008	2009	2008
	(13 weeks)	(13 weeks)	(39 weeks)	(39 weeks)

Sales and revenues:
Franchise royalties and license fees	$ 14.0	$ 14.7	$ 41.0	$ 43.7
Real estate revenues from franchised shops	8.2	8.8	24.6	26.2
Company-operated shop retail sales	17.0	15.2	49.4	46.3
Replacement part sales and product royalties	5.9	7.1	18.0	20.7
Software sales and maintenance revenue	1.3	1.3	4.1	3.8
Total sales and revenues	46.4	47.1	137.1	140.7
Operating costs and expenses:
Franchised shops – occupancy expenses	5.8	5.6	17.1	17.1
Company-operated shop parts cost of sales	4.8	4.0	13.7	12.0
Company-operated shop payroll and employee benefits	7.4	6.5	21.1	19.3
Company-operated shop occupancy and other operating expenses	5.8	5.3	16.6	15.6
Replacement part cost of sales	5.2	6.3	15.8	18.6
Warranty expense	0.1	0.2	0.5	0.5
Selling, general, and administrative expenses	12.5	12.9	39.6	40.3
Loss on sale of assets, net	0.1	0.1	0.2	0.7
Business transformation charges	0.1	0.9	0.3	1.5
Total operating costs and expenses	41.8	41.8	124.9	125.6

Operating income	4.6	5.3	12.2	15.1

Interest expense	(2.0)	(2.2)	(6.1)	(6.7)
Other income(expense), net	0.1	(0.1)	0.4	0.3

Income before income taxes	2.7	3.0	6.5	8.7
Income tax expense	1.3	1.3	3.7	3.6

Net income	$ 1.4	$ 1.7	$ 2.8	$ 5.1

Earnings per share:
Basic	$ 0.10	$ 0.12	$ 0.21	$ 0.38
Diluted	$ 0.10	$ 0.12	$ 0.21	$ 0.37

Average number of shares:
Common shares outstanding	13.7	13.3	13.7	13.3
Common stock warrants	0.1	0.1	0.1	0.1
Shares applicable to basic earnings	13.8	13.4	13.8	13.4
Equivalent shares on outstanding stock awards	—	0.5	—	0.5
Shares applicable to diluted earnings	13.8	13.9	13.8	13.9

MIDAS, INC.
CONDENSED BALANCE SHEETS
(In millions, except per share data)

	Fiscal	Fiscal
	September	December
	2009	2008
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$ 1.6	$ 1.1
Receivables, net	28.7	30.4
Inventories	4.9	4.3
Deferred income taxes	10.1	10.7
Prepaid assets	5.8	4.7
Other current assets	3.9	4.6
Total current assets	55.0	55.8
Property and equipment, net	88.5	92.6
Goodwill and other intangible assets, net	35.2	35.5
Deferred income taxes	44.7	46.9
Other assets	5.3	4.6
Total assets	$228.7	$235.4

Liabilities and equity:
Current liabilities:
Current portion of long-term obligations	$ 1.5	$ 1.5
Current portion of accrued warranty	2.5	2.4
Accounts payable	18.8	21.0
Accrued expenses	20.5	23.3
Total current liabilities	43.3	48.2
Long-term debt	77.4	83.6
Obligations under capital leases	1.6	1.8
Finance lease obligation	30.8	31.7
Pension liability	20.7	21.2
Accrued warranty	12.0	14.1
Deferred warranty obligation	4.9	3.0
Other liabilities	6.4	6.5
Total liabilities	197.1	210.1

Temporary equity:
Non-vested restricted stock subject to redemption	3.2	5.7

Shareholders’ equity:
Common stock ($.001 par value, 100 million shares authorized, 17.7 million shares issued) and paid-in capital	6.1	6.8
Treasury stock, at cost (3.5 million shares and 3.7 million shares)	(71.5)	(76.8)
Retained income	111.2	108.4
Accumulated other comprehensive loss	(17.4)	(18.8)
Total shareholders’ equity	28.4	19.6
Total liabilities and shareholders’ equity	$228.7	$235.4

CONTACT:
Midas, Inc.
Bob Troyer (630) 438-3016